Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:

Mark Ties, CFO XATA Corporation 952-707-5600 mark.ties@xata.com
XATA Reports Third Quarter Fiscal 2009 Results
Earnings per share improved $0.07 per share as software revenue grew
22 percent in the third quarter of fiscal 2009
MINNEAPOLIS, August 5, 2009 —XATA Corporation (Nasdaq:XATA), today reported third quarter revenue of $17.6 million for the period ended June 30, 2009, an increase of 9 percent compared to $16.2 million for the same period in fiscal 2008. The increase in revenue was primarily driven by a 22 percent growth in software revenue and the acquisition of 6 new customers in the third quarter of fiscal 2009.
Software revenue for the third quarter of fiscal 2009, including monthly subscriptions from XATANET and monthly fees from our MobileMax and OpCenter™ product lines, accounted for 51 percent of total revenue compared to 45 percent for the same quarter of fiscal 2008. For the third quarter of fiscal 2009 XATANET revenue increased by 28 percent compared to the same period of fiscal 2008.
“Our third quarter results continue to support the trucking industry’s demand for software solutions that enhance fleet optimization and lower operating costs,” said Jay Coughlan, chairman and president of XATA Corporation. “With over 71,000 systems deployed in the private fleet and for-hire segments of the trucking industry we remain focused on our goal of achieving a deployed system base in excess of 100,000 systems in the next few years.”
Operationally, gross margins as a percent of revenue decreased to 43 percent for the third quarter of fiscal 2009 compared to 44 percent for the same period of fiscal 2008 driven by an 18 percentage point decrease in systems margins. The decrease in systems margins was offset by growth in higher margin software revenue and improved software margin performance. Software margins increased to 72 percent for the third quarter of fiscal 2009 compared to 69 percent for the same period of fiscal 2008.
Selling, general and administrative costs were $5.7 million or 32 percent of revenue and $6.1 million or 38 percent of revenue for the third quarter of fiscal 2009 and 2008, respectively. As a percentage of revenue, these costs decreased 6 percentage points as a result of decreased personnel costs and continuing to leverage this cost structure.
Research and development costs were $1.4 million and $1.3 million for the third quarter of fiscal 2009 and 2008, respectively. Research and development costs remained constant at 8 percent of revenue for the third fiscal quarter of 2009 and 2008.
The company reported an improvement in earnings per share for the third quarter of fiscal 2009 of $0.07 per share as the net loss to common shareholders improved to $0.1 million, or $0.01 per diluted share, compared to a net loss to common shareholders of $0.7 million, or $0.08 per diluted share for the same period of fiscal 2008.
For the third quarter of fiscal 2009, EBITDA (earnings before interest (net), taxes, depreciation, amortization, stock based compensation and preferred stock dividends and deemed dividends) increased by $0.06 per diluted share. The Company reported EBITDA of $1.6 million and $0.18 per diluted share compared to an EBITDA of $1.0 million and $0.12 per diluted share for the same period of fiscal 2008.
“Our third quarter results continue to show our commitment to achieving profitability as we just delivered our sixth consecutive EBITDA positive quarter,” said Mark Ties, chief financial officer of XATA. “We remain focused on improving our profitability while remaining opportunistic in investing in revenue growth.”
Non-GAAP vs. GAAP Financials
To supplement the company’s consolidated financial statements presented in accordance with GAAP, the company provides certain non-GAAP measures of financial performance. These non-GAAP measures include EBITDA, which is earnings before interest (net), taxes, depreciation, amortization, stock based compensation and preferred stock dividends and deemed dividends, and EBITDA per diluted share. The company’s reference to these non-GAAP measures should be considered in addition to results prepared under current accounting standards, but are not a substitute for, or superior to, GAAP results.
These non-GAAP measures are provided to enhance investors’ overall understanding of the company’s current financial performance and ability to generate cash flow. In many cases non-GAAP financial measures are used by analysts and investors to evaluate the company’s performance. Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in a financial table included below in this press release.
About XATA
Based in Minneapolis, MN, XATA Corporation (NASDAQ:XATA) is an expert in optimizing fleet operations by reducing costs and ensuring regulatory compliance for the trucking industry. Our customers have access to vehicle data anywhere, anytime, through XATANET, our fee-based subscription service. Our software and professional services help companies manage fleet operations, enhance driver safety and deliver a higher level of customer satisfaction. XATA provides expert services to develop the business processes required to deliver the profitability, safety and service level demanded by today’s competitive transportation environments. Today, XATA systems increase the productivity of approximately 71,000 trucks across North America. For more information, visit www.xata.com or call 1-800-745-9282.
Cautionary note regarding forward-looking statements.
This announcement includes forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Such statements are based on current expectations, and actual results may differ materially. The forward-looking statements in this announcement are subject to a number of risks and uncertainties including, but not limited to, the possibility of continuing operating losses, the ability to adapt to rapid technological change, dependence on positioning systems and communication networks owned and controlled by others, the receipt and fulfillment of new orders for current products, the timely introduction and market acceptance of new products, the ability to fund future research and development activities, the ability to establish and maintain strategic partner relationships, and the other factors discussed under “Risk Factors” in Part IA, Item 1 of our Annual Report on Form 10-K for the fiscal year ended September 30, 2008 (as updated in our subsequent reports filed with the SEC). These reports are available under the “Investors” section of our Web site at www.xata.com and through the SEC Web site at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

XATA CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenue	$17,589	$16,167	$49,127	$35,983

Cost of goods sold	10,085	9,016	26,943	19,930
Selling, general and administrative	5,712	6,064	17,364	15,057
Research and development	1,407	1,279	4,218	3,393

Total costs and expenses	17,204	16,359	48,525	38,380

Operating income (loss)	385	(192)	602	(2,397)
Interest income	24	86	96	327
Interest expense	(375)	(531)	(1,244)	(918)

Income (loss) before income taxes	34	(637)	(546)	(2,988)
Income tax expense	—	—	—	—

Net income (loss)	34	(637)	(546)	(2,988)

Preferred stock dividends and deemed dividends	(96)	(75)	(674)	(212)

Net loss to common shareholders	$(62)	$(712)	$(1,220)	$(3,200)

Net loss per common share - basic and diluted	$(0.01)	$(0.08)	$(0.14)	$(0.39)

Weighted average common and common share equivalents
Basic and diluted	8,588	8,411	8,530	8,293

XATA CORPORATION
CONDENSED BALANCE SHEETS
(Amounts in thousands)

	June 30,	September 30,
	2009	2008
	(Unaudited)
Current assets
Cash and cash equivalents	$3,641	$8,904
Accounts receivable, net	9,075	11,365
Inventories	4,226	2,735
Deferred product costs	2,033	1,474
Current portion of investment in sales-type leases	423	768
Prepaid expenses and other current assets	599	691

Total current assets	19,997	25,937

Equipment and leasehold improvements, net	3,837	3,925
Intangible assets, net	11,149	12,420
Goodwill	3,011	3,011
Deferred product costs, non-current	2,665	2,685
Investment in sales-type leases, net of current portion	57	310
Debt financing costs, net	520	708

Total assets	$41,236	$48,996

Current liabilities
Current portion of long-term obligations	$95	$1,845
Accounts payable	5,227	4,394
Accrued liabilities	4,639	6,574
Deferred revenue	5,283	4,996

Total current liabilities	15,244	17,809

Long-term obligations, net of current portion	8,546	16,342
Deferred revenue, non-current	6,830	7,848
Other long-term liabilities	862	805

Total liabilities	31,482	42,804

Shareholders’ equity
Preferred stock	16,860	15,963
Common stock	32,206	28,321
Accumulated deficit	(39,312)	(38,092)

Total shareholders’ equity	9,754	6,192

Total liabilities and shareholders’ equity	$41,236	$48,996

XATA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Net loss to common shareholders	$(62)	$(712)	($1,220)	($3,200)

Adjustments:
Net interest expense	351	445	1,148	591
Stock-based compensation	402	355	1,195	1,238
Depreciation and amortization expense	764	819	2,250	1,701
Preferred stock dividends and deemed dividends	96	75	674	212

Total adjustments	1,613	1,694	5,267	3,742

Non-GAAP EBITDA	$1,551	$982	$4,047	$542

Non-GAAP EBITDA per diluted share	$0.18	$0.12	$0.47	$0.07

Shares used in calculating non-GAAP EBITDA per diluted share	8,588	8,411	8,530	8,293